EXHIBIT 99.1

Zentric, Inc. Signs Agreement to Acquire 1.6 MW Solar Project

PHOENIX, AZ -- (Marketwire) -- April 10, 2012 -- Zentric, Inc. (OTCBB: ZNTR) William Tien, President of Zentric, Inc. is pleased to announce Zentric has entered into an Agreement to purchase Innovative Solar I LLC and Innovative Solar II, LLC, each the owner/developer of separate 800KW solar power plants in Leicester, North Carolina valued at $4 million each to build.

The purchase of each LLC includes associated land lease, purchase power agreement, engineering performed to date, and interconnection agreement which are in the name of Innovative Solar 1, LLC and Innovative Solar II, LLC respectively. In addition, the Vendor will serve as EPC Contractor and be responsible to erect and build to completion each project.

Each 800KW solar farm will be situated on 5 acres of leased land and will contain approximately 3,500 solar photovoltaic panels. The use of solar panels or photovoltaic (“PV”) cells is the most common way to generate renewable solar energy. Solar panels are very efficient in generating a clean and renewable source of electricity. Solar panels gather the sun’s energy and directly convert it into electricity during daylight hours and are quite reliable for periods up to twenty five years requiring minimal ongoing maintenance.

Mr. Tien remarked, "Zentric is very excited to acquire these two projects that will be 100% owned by Zentric and have already been awarded a Power Purchase Agreement or PPA. The PPA is a long term guaranteed contract with the local Power Authority to purchase all of the power we can generate at a pre-determined price. A PPA guarantees a steady stream of payments and in this case for a minimum of 15 years.”

Mr. Jeff Mak, CEO of Zentric, Inc. continues, “We are extremely pleased to become an owner/operator of our own solar power facilities that will not only generate a steady revenue stream for many years but we are also able to take full advantage of the attractive tax credits provided by both Federal and State government that will greatly offset the acquisition and development cost of each solar power plant.”

For further information on Zentric, please go to: www.ZNTR.com

About Zentric, Inc.

Zentric, Inc. is a technology company that believes in making our contribution to saving the environment through the development of advanced patented battery technologies and in support of alternative energy and various other “green” initiatives. Zentric, Inc. has recently become actively involved in the supply and project management of a solar energy project in the USA and will continue to seek similar opportunities to participate in Renewable and Alternative Energy initiatives on a global basis.

Forward-Looking Statements: Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.